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                                                                   EXHIBIT 10.17

                             EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") made as of this 1st day of October, 1998 ("Effective Date") by and between The viaLink Company, an Oklahoma corporation with its principal place of business at 13800 Benson Road, Edmond, Oklahoma, 73013 ("viaLink"), and Lewis B. Kilbourne ("Kilbourne").

     WHEREAS, viaLink desires to hire Kilbourne as its chief executive officer, and

     WHEREAS the Board of Directors of viaLink has determined that the employment of Kilbourne is material to the success of viaLink, and

     WHEREAS, the parties hereto wish to set forth certain terms and conditions of Kilbourne's employment with viaLink.

     NOW, THEREFORE, in consideration of the above premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment. viaLink hereby employs Kilbourne, and Kilbourne hereby accepts such employment, as the Chief Executive Officer of viaLink upon the terms and subject to the conditions contained herein.

2.   Duties. During the term ("Term") of this Agreement (as defined in Section
     6.1 of this Agreement), but subject to all terms, covenants and conditions of this Agreement:

   2.1. As Chief Executive Officer, Kilbourne shall have the following duties and responsibilities:

       2.1.1. Kilbourne shall be responsible for viaLink's meeting of the reasonable financial goals established by the Board for viaLink;

       2.1.2. Kilbourne shall be responsible for and have the overall supervision of the business of viaLink, including without limitation both its management and financial operations, and shall direct the affairs and policies of viaLink, subject to any directions which may be given by viaLink's Board of Directors ("Board") relating thereto;

       2.1.3. Kilbourne shall faithfully, diligently and to the best of his ability perform all of said duties;

       2.1.4. Kilbourne shall devote his full time, attention, knowledge and skills during normal business hours in furtherance of the business of viaLink and the performance of said duties and responsibilities as Chief Executive Officer of viaLink; provided however and notwithstanding anything to the contrary in this Agreement, Kilbourne's part time work with or on behalf of Kilbourne and

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               Associates or part time teaching at Oklahoma City University or elsewhere shall not be deemed a violation of this Agreement or of any of the terms or conditions thereof;

       2.1.5. Kilbourne shall observe and carry out all state, federal and local laws, rules and regulations to the extent applicable to him;

       2.1.6. Kilbourne shall at all times be subject to, observe and carry out such reasonable rules, regulations, policies, directions and restrictions promulgated by viaLink' Board, as viaLink's Board may from time to time establish, to the extent they are consistent with Kilbourne's duties and responsibilities under this Agreement;

    2.2.  In carrying out his duties as Chief Executive Officer:

       2.2.1. Kilbourne shall have the authority to designate the duties and powers of the officers of viaLink and delegate special powers and duties to specified officers, so long as such delegation or designations are not inconsistent with any applicable laws, rules or regulations or with the Articles of Incorporation or Bylaws of viaLink or with any action(s) of the Board regarding the same; and

       2.2.2. Kilbourne shall have such other powers and duties as may be prescribed by the Board from time to time regarding his duties and responsibilities; and

       2.2.3. Kilbourne shall have such other powers and duties as may be reasonably necessary to carry out his duties and responsibilities set forth in this Agreement.

3. Covenants. In order to induce viaLink to enter into this Agreement, Kilbourne hereby agrees as follows:

    3.1. Except when he is directed to do otherwise by viaLink's Board, and except as may be required by law, court order or subpoena, Kilbourne shall keep confidential and shall not divulge to any other person or entity, during the Term of Kilbourne's employment or thereafter, any of the business secrets or other confidential Information of or regarding viaLink and/or its subsidiaries (i) which have not otherwise become public knowledge, (ii) which were not already known to Kilbourne as of the Effective Date of this Agreement or (iii) which have not been disclosed by viaLink to others without substantial restriction on further disclosure. The obligations of this Subsection shall survive the termination or expiration of this Agreement.

    3.2. All papers, books and records of every kind and description relating to the business and affairs of viaLink, whether or not prepared by Kilbourne, shall be the sole and exclusive property of viaLink, and Kilbourne shall surrender them to viaLink at any time upon request by viaLink's Board.

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          The obligations of this Subsection shall survive the termination or expiration of this Agreement.

    3.3. Kilbourne agrees that any and all inventions, developments, discoveries, copyrightable works, or contributions thereto, including, without limitation, any written works, software products or code, images, designs, and/or instructions created in whole or part by Kilbourne during his employment with viaLink hereunder or otherwise or relating in any way to the business of viaLink (hereinafter "Work Product") are and shall be the sole and exclusive property of vial ink. Kilbourne conveys, transfers and assigns all rights, title and interest in and to any Work Product to viaLink, and further agrees to execute any written assignment or other agreement viaLink deems necessary at any time to effect the foregoing and to obtain or uphold, for viaLink's benefit, all copyright, patent, and/or other rights of viaLink in such Work Product. The obligations of this Subsection shall survive the termination or expiration of this Agreement.

4. Compensation. As full compensation for Kilbourne's services hereunder and in exchange for his promises contained herein, viaLink shall compensate Kilbourne in the manner set forth below. The amounts set forth below shall be subject to any withholding or other deductions required by law.

    4.1. Beginning on October 1, 1998 Kilbourne shall receive a biweekly salary of $2884.62 ($75,000 per year), paid two weeks in arrears. Beginning on December 15, 1998 and continuing throughout the Term of this Agreement, such salary shall be increased to a biweekly salary of $5769.23 ($150,000 per year). viaLink may increase Kilbourne's salary during the Term of this Agreement in viaLink's sole discretion. Kilbourne's salary may not be decreased during the Term of this Agreement without the prior written consent of Kilbourne.

    4.2. Beginning with first quarter of quarter of 1999 and for each quarter of the Term of this Agreement, but subject to the terms and conditions of this Section 4.2 and all of its Subsections, Kilbourne shall be eligible to receive a quarterly bonus equal to one/eighth of his then current annual salary ("Bonus"). Notwithstanding anything to the contrary in this Agreement, to be eligible to receive a Bonus for any given quarter, Kilbourne must fully meet the criteria for such Bonus as is established by viaLink's Board for that quarter. The Bonus criteria for the first quarter of 1999 is set forth in Subsection
          4.2.1 of this Agreement. The Bonus criteria for quarters subsequent thereto shall be established pursuant to the procedure as set forth in Subsection 4.2.2.

       4.2.1. The Bonus criteria for the first quarter of 1999 is that viaLink's Board must approve and viaLink must execute the documents required by a transaction(s) which have will bring, investment(s)

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               and/or financing into viaLink of at least five million dollars
               ($5,000,000).

       4.2.2. The Bonus criteria for each quarter of the Term of this Agreement after the first quarter of 1999 shall be determined as follows:


         4.2.2.1.   At least forty-five (45) days, but not earlier than sixty
                    (60) days, prior to the beginning of each such quarter, Kilbourne shall submit to viaLink's Board his recommendations for the eligibility criteria for such Bonus for the upcoming quarter; and

         4.2.2.2. At least fifteen (15) days prior to the beginning of each such quarter, after receipt of Kilbourne's recommendations pursuant to Subsection 4.2.2.1, viaLink's Board shall establish such criteria as it, in its sole discretion deems appropriate for Kilbourne's eligibility for the Bonus for that quarter and advise Kilbourne of the same.

         4.2.2.3.   If Kilbourne fails to meet his obligations under Subsection
                    4.2.2.1 of this Agreement, no Bonus shall be due to Kilbourne for that quarter.

         4.2.2.4.   If Kilbourne has met his obligations under Subsection
                    4.2.2.1 of this Agreement, and if viaLink's Board fails to meet its obligations under Subsection 4.2.2 of this Agreement. Kilbourne shall be automatically eligible to receive his Bonus for that quarter.

       4.2.3. Notwithstanding anything to the contrary in this Agreement, to be eligible for a Bonus for a given quarter, Kilbourne, except as otherwise stated in Section 6 of this Agreement, must be an employee of viaLink as of the end of such quarter.

       4.2.4. Each quarterly Bonus, if any, shall be calculated and paid quarterly; provided, however, the payment due hereunder for any quarter for which a Quarter has been earned shall be paid not later than the next regular payroll after the sixtieth (60th) day following the end of each quarter for which the Bonus is earned if Kilbourne fails to earn a Bonus for any given quarter, the Bonus which otherwise could have been earned for that quarter is not carried forward to the next or any subsequent quarter.

    4.3. Kilbourne shall be entitled to four (4) weeks vacation during each calendar year of the Term of this Agreement.

    4.4. Kilbourne shall be eligible for all viaLink group benefits programs provided to other viaLink employees.

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    4.5.  As additional consideration, viaLink has granted to Kilbourne options to purchase one hundred and fifty thousand (150,000) shares of viaLink common stock in accordance with the Stock Option Agreement(s) attached hereto as Exhibits 1 and 2.

    4.6. In the event that Kilbourne becomes subject to any excise tax imposed pursuant to Section 280(G) of the Internal Revenue Code or any amendment thereto, as a result of the payments made to Kilbourne under this Agreement or as a result of the acceleration of any of the stock options granted under this Agreement, viaLink shall reimburse Kilbourne for such portion of any such tax which is attributable thereto. Upon request by viaLink, Kilbourne shall provide to viaLink such documentation as viaLink reasonably requests to support the demand of Kilbourne for such reimbursement.

5.   Non-competition.

    5.1. If viaLink terminates this Agreement for cause (as defined in Section 6 of this Agreement) or if Kilbourne terminates this Agreement for other than cause, for a period of one (1) year after the termination of this Agreement, Kilbourne shall not, directly or indirectly, alone, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, knowingly solicit the employment of, or hire, any employee of viaLink, or any viaLink subsidiary, or cause any such employee to terminate such employee's relationship with viaLink or any viaLink subsidiary, without the prior written approval of viaLink.

    5.2. If viaLink terminates Kilbourne's employment without Cause, the provisions of Section 5.1 of this Agreement shall be enforceable against Kilbourne only as long as Kilbourne is receiving the compensation set forth in Section 4.1 of this Agreement.

    5.3. If viaLink terminates this Agreement for cause (as defined in Section 6 of this Agreement) or it Kilbourne terminates this Agreement for the uncured breach of this Agreement by viaLink, for a period of one (1) year after the termination of this Agreement, Kilbourne shall not, directly or indirectly, alone, or as a partner, officer, director, employee, stockholder, consultant or agent of any other corporation, partnership or other business organization, knowingly solicit any of the accounts of viaLink which were customers of viaLink during, the Term of this Agreement unless such solicitation is undertaken on behalf of a business venture which does not compete directly with the products or services owned, sold, manufactured, marketed, provided or developed by viaLink. For the purposes of this Subsection, a business shall be deemed to be in competition with viaLink only if the products or services of such business are substantially similar in

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          purpose, function or capability to the products or services then being developed, manufactured, marketed, provided or sold by viaLink.

    5.4. If viaLink terminates Kilbourne's employment without Cause, the provisions of Section 5.3 of this Agreement shall be enforeable against Kilbourne only as long as Kilbourne is receiving the compensation set forth in Section 4.1 of this Agreement.

    5.5. The parties agree that Kilbourne's services are unique and that any breach or threatened breach of the provisions of this Agreement will cause irreparable injury to viaLink and that money damages will not provide an adequate remedy. Accordingly, viaLink shall, in addition to other remedies provided by law, but subject nonetheless to the terms and conditions of this Agreement, be entitled to such equitable and injunctive relief as may be necessary to enforce the provisions of this Agreement against Kilbourne or any person or entity participating in such breach or threatened breach. Nothing contained herein shall be construed as prohibiting viaLink from pursuing any additional remedies available to it, at law or in equity, for such breach or threatened breach including any recovery of damages from Kilbourne and the immediate termination of his employment.

    5.6. During the term of this Agreement, Kilbourne shall not knowingly engage in, and shall not knowingly solicit any employees of viaLink or its subsidiaries or other affiliates to engage in any commercial, activities which are in any way in competition with the activities of viaLink, or which in any way materially interfere with the performance of his or any such other employee's duties or responsibilities to viaLink.

    5.7. Sections 5.1 through 5.5 of this Agreement shall survive the expiration or termination of this Agreeemnt.

6.   Duration and Termination.

    6.1. Unless earlier terminated pursuant to the provisions hereof, the Initial Term ("Initial Term") of this Agreement shall commence on October 1, 1998 and shall continue through September 30, 2001, and the same shall be automatically renewed on a year to year basis thereafter ("Extended Term") unless one party hereto notifies the other party hereto in writing at least six (6) months prior to the end of the then current Initial Term or Extended Term, as the case may be, that such party giving the notice will terminate this Agreement at the end thereof. For purposes of this Agreement, unless otherwise indicated by the context of the reference, the word "Term" shall refer collectively to both the Initial Term to any Extended Term.

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    6.2.  This Agreement shall immediately terminate, and all rights, benefits and obligations hereunder shall cease, in the event of Kilbourne's death, except such rights of Kilbourne which have accrued as of the date of death.

    6.3. In the event that a physician, mutually acceptable to both viaLink and Kilbourne, determines that Kilbourne is unable to substantially perform his usual and customary duties under this Agreement for more than three (3) months in any calendar year, this Agreement shall immediately terminate and all rights, benefits and obligations hereunder shall cease, except such rights of Kilbourne which have accrued as of date of disability.

    6.4. If, and only if, Kilbourne has fully met the Bonus criteria for the first quarter of 1999 established by viaLink's Board for him as set forth in Subsection 4.2.1 of this Agreement, and subject to all of the terms and conditions of this Agreement, upon the termination of this Agreement, unless such termination is (i) by viaLink for cause as defined in this Agreement, (ii) by Kilbourne other than for the uncured breach of this Agreement by viaLink or (iii) pursuant to either Section 6.2 or 6.3 of this Agreement or (iv) as a result of the rejection of this Agreement by a Bankruptcy Court, Kilbourne shall be entitled to the following payments:

       6.4.1. The continuation of his then current salary as of the effective date of the termination (without duty to mitigate) for the remaining portion of the then current Term of this Agreement; and

       6.4.2. The continuation of the group employee benefits Kilbourne available to Kilbourne immediately prior to his termination to the extent that the applicable plan(s) allow for the continuation of the same or, to the extent that such plan(s) do not allow for the continuation of the same, a payment equal to the cost of Cobra benefits for Kilbourne only, if Kilbourne elects such Cobra option. Such reimbursement, if any, shall be due within thirty
               (30) days after Kilbournc presents proof of payment for the same to viaLink; and

       6.4.3. A one-time payment, which shall by made by viaLink not later than sixty (60) days following the quarter in which the termination occurs, and which payment shall be equal to the greater of (i) the Bonus due pursuant to the applicable Subsection of Section
               4.2 of this Agreement or (ii) fifteen percent (15%) of his the salary as of the effective date of the termination; and

       6.4.4. A one-time lump sum payment of four hundred thousand dollars ($400,000) to be paid by viaLink not later than sixty (60) days following the date of Kilbourne's termination.

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    6.5.  viaLink shall have the right to terminate this Agreement in any of the following events, each of which shall constitute "Cause":

       6.5.1. Kilbourne fails to earn the Bonus first quarter of 1999 as set forth in Section 4.2.1 of this Agreement.

       6.5.2. Kilbourne's breach in respect of his duties under this Agreement if such breach constitutes unremedied for thirty (30) days after receipt of written notice thereof to Kilbourne specifying in detail the acts constituting the alleged breach and requesting that the same be remedied; or

       6.5.3. a conviction, plea of nolo contendere, plea to a lesser charge in lieu of a felony, of a felony, a crime involving fraud or misrepresentation, or any other crime, the effect of which is likely to materially adversely affect viaLink; or

       6.5.4. intentional violation of any Law which results in material liability to viaLink; or

       6.5.5. abuse of alcohol or other drugs, or the illegal use of drugs, which materially interferes with the performance by Kilbourne of his duties hereunder.

       6.5.6. Notwithstanding anything to the contrary herein, no notice or cure period is required to be given to Kilbourne if the termination is as a result of a violation of said Subsections 6.6.3, 6.6.4, or 6.6.5 of this Agreement.

    6.6. Kilbourne shall have the right to terminate this Agreement in the event of the following:

       6.6.1. viaLink's breach in respect of its duties under this Agreement if such breach continues unremedied for thirty (30) days after receipt of written notice thereof directed to the Chairman of viaLink's Board specifying in detail the acts constituting the alleged breach and requesting that the same by remedied.

7. Successors and Assigns. The rights and obligations of viaLink hereunder shall run in favor of and shall be binding upon viaLink, its successors, assigns, nominees or other legal representatives. Termination of Kilbourne's employment shall not operate to relieve him of any remaining obligations hereunder. Kilbourne may not assign his rights and obligations hereunder.

8. Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be given (i) by hand delivery, (ii) by telecopier, (iii) by overnight courier such as Federal Express, or (iv) by certified mail, return

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     receipt requested, postage prepaid, to the other party. The Notice in each case shall be addressed as follows:

    8.1. if to viaLink: The viaLink Company, 13800 Benson Road, Edmond, Oklahoma 73013 Attention to viaLink's then current Chairman of the Board; and

    8.2. if to Kilbourne: Lewis B. Kilbourne, 3408 Hickory Stick Road, Oklahoma City, Oklahoma 73120.

          The address at which a party wants Notice under this Agreement to be sent may be changed by that party by giving Notice thereof to the other party pursuant to this Section 8.

9. Severability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

10. Entire Understanding. This Agreement embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter. No change alteration or modification hereof may be made except in a writing, signed by both parties hereto.

11. Captions. The headings in this Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

12. Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

13. Choice of Law. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of Oklahoma, and this Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma without giving effect to principles of conflicts of law hereunder.

14. Attorney Fees. In the event of any litigation between the parties hereto, the prevailing shall be entitled to all of its costs incurred in such litigation, including reasonable attorneys' fees.

15. Nonwaiver. The waiver of any violation of breach of this Agreement by either party hereto shall not be deemed to be a waiver of any continuing violation or breach or a waiver of any other violation or breach of this Agreement.

16. Arbitration. Notwithstanding anything to the contrary in this Agreement, any controversy or claim arising out of or relating to this Agreement, or its breach, or

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     its validity or interpretation, except claims for injunctive relief and claims involving necessary third parties who refuse to participate shall be settled by binding arbitration in accordance the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") subject, however, to the following:

   16.1. The location for the arbitration shall be at such location as by the parties in Oklahoma County, Oklahoma or if the parties cannot agree at such location in Oklahoma County, Oklahoma as designate by the AAA.

   16.2. Such arbitration shall be heard and determined by a panel (3) arbitrators in accordance with the then current rules or regulations of the AAA relating to commercial disputes ("Rules"). All Arbitrators shall be selected pursuant to the then current Rules thereof within thirty (30) days after the filing of a demand for arbitration. Each arbitrator shall be a person with experience in handling disputes relating to employment disputes regarding management or executive personnel.

   16.3. The hearing on the arbitration shall be heard not later than six (6) months after the demand for arbitration have been made by a party.

   16.4. The arbitration award shall be binding on the parties and may be enforced in any court of competent jurisdiction.

   16.5. The prevailing party in such arbitration shall be entitled to recover its reasonable attorney fees and costs incurred in such arbitration proceeding.

17. Exclusivity. Unless specifically otherwise stated in this Agreement, the rights and remedies granted to the parties in this Agreement are exclusive.

18. Limitation of Actions. No arbitration or action, regardless of form, relating to or arising out of this Agreement may be brought by either party more than three (3) years after such party knew or should have known of the occurrence of the event(s) which gave rise to any claim, demand or cause of action.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

THE viaLink Company                 Kilbourne

By:
   --------------------------       -----------------------------
                                    Lewis B. Kilbourne

Its:
    -------------------------

Date:                               Date:
     ------------------------            ------------------------

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